Exhibit 99.1

Wayfair Announces Update to Cost Efficiency Plan and Business Performance

Restructuring and recent business trends provide accelerated path to profitability goals
BOSTON, Mass. – January 20, 2023 – Wayfair Inc. (NYSE:W), one of the world’s largest destinations for the home, today announced additional details related to right-sizing its cost structure as well as continued strong business performance since the Cyber Five period. Totaling more than $1.4 billion in annualized cost actions, the plan – initiated in August 2022 – is well underway and is expected to accelerate the company’s timeline for adjusted EBITDA breakeven to earlier in 2023 as the first step towards positive free cash flow.

As a part of this effort, Wayfair today announced a reduction of approximately 1,750 employees, representing 10% of its global workforce as of December 31, 2022. This includes approximately 1,200 or 18% of corporate employees. These changes reflect efforts to eliminate management layers and reorganize to be more agile. Inclusive of the August 2022 restructuring, the labor portion of the plan represents approximately $750 million in annualized cost savings, with the major steps necessary to realize these savings now complete.

“Although difficult, these are important decisions to get back to our 20-year roots as a focused, lean company premised on high ambitions and great execution,” said Niraj Shah, CEO, co-founder, and co-chairman, Wayfair. “The changes announced today strengthen our future without reducing our total addressable market, our strategic objectives, or our ability to deliver them over time. In hindsight, similar to our technology peers, we scaled our spend too quickly over the last few years. The good news for Wayfair is that we have operated in a highly productive and efficient way for the vast majority of our 20 year history, and we are now simply returning to that.”

Shah continued, “To our colleagues departing Wayfair, I want to thank you for your contributions to the company and for the impact you’ve had on the business. We’re deeply saddened that these changes will take us in different directions.”

Additionally, business momentum continues to strengthen. In December, year-over-year gross revenue trends experienced a further improvement compared to the month of November. “We are encouraged by our recent topline performance and in particular the momentum in orders,” commented Niraj Shah. “Our market share continues to improve as our core offering strengthens across key dimensions such as availability, speed, and price.”
Combined, the recent topline performance and additional cost savings are driving faster progress toward the company’s profitability objectives. The company now expects to reach its adjusted EBITDA breakeven commitment earlier in 2023 as the first step toward its goal of generating sustainable positive free cash flow. Wayfair will provide full results for the quarter and year ended December 31, 2022 on its February 2023 earnings call.
The following are additional details on the cost plan in progress:

●Approximately $750 million of annualized labor reductions, including cash and stock based compensation, relative to Q2’22 levels
○The majority of labor savings are reflected in the company’s Selling, Operations, Technology, General & Administrative (SOTG&A) expense line and are largely completed as of today
●Approximately $500 million of annualized operational cost savings already underway, with full realization anticipated by late 2023
○These reductions are reflected in the Cost of Goods Sold (COGS) expense line, and Wayfair may choose to reinvest a portion of these savings back into the customer value proposition
●In excess of $150 million in identified annualized reductions relative to previously planned non-COGS, non-labor spend, including advertising, capital expenditures, and various G&A expenses

As a result of the workforce reduction, Wayfair expects to incur between approximately $68 million and $78 million of costs, consisting primarily of employee severance and benefit costs, most of which are expected to be incurred in the first quarter of 2023. The foregoing estimated amounts do not include any non-cash charges associated with stock-based compensation.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of federal and state securities laws. All statements other than statements of historical fact contained in this press release including, but not limited to, statements regarding our future results of operations and financial position, including the achievement and timing of our financial outlook and adjusted EBITDA breakeven and positive free cash flow goals, our investment plans and anticipated returns on those investments, our business strategy, plans and objectives of management for future operations, including whether we will identify additional cost savings, become more agile or continue to see business momentum, positive gross revenue trends and improvements in market share, our future customer growth and expected consumer activity and behaviors, the expected reductions in costs resulting from our cost efficiency plan, the estimated costs resulting from the workforce reduction, as well as when we expect any such charges, costs or savings will occur, and the impact of macroeconomic factors, including economic uncertainty and any impact on consumer spending, fluctuations in inflation and interest rates, and our response to such events, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," “continues,” "could," "intends," “goals,” "target," "projects," "contemplates," “returning,” "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions.

Forward-looking statements are based on current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate, although we believe that we have been reasonable in our expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

A list and description of risks, uncertainties and other factors that could cause or contribute to differences in our results can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We qualify all of our forward-looking statements by these cautionary statements.
About Wayfair
Wayfair is the destination for all things home: helping everyone, anywhere create their feeling of home. From expert customer service, to the development of tools that make the shopping process easier, to carrying one of the widest and deepest selections of items for every space, style, and budget, Wayfair gives everyone the power to create spaces that are just right for them.
The Wayfair family of brands includes:
●Wayfair: Everything home – for a space that’s all you.
●Joss & Main: The ultimate style edit for home.
●AllModern: All of modern, made simple.
●Birch Lane: A fresh take on the classics.
●Perigold: An undiscovered world of luxury design.
●Wayfair Professional: Just right for Pros.
Wayfair generated $12.4 billion in net revenue for the twelve months ended September 30, 2022 and is headquartered in Boston, Massachusetts with operations throughout North America and Europe.

Media Relations Contact:
Susan Frechette
PR@Wayfair.com

Investor Relations Contact:
James Lamb
IR@Wayfair.com